Exhibit 2.1

SHARE PURCHASE AGREEMENT

BETWEEN

ELECTRIC TRANSPORTATION
ENGINEERING CORPORATION

AND

ECOTALITY, INC.

AND

EDISON SOURCE

AND

EDISON ENTERPRISES

WITH RESPECT TO THE SHARES
OF
G.H.V. REFRIGERATION, INC.

December 4, 2007

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		2
1.1	Definitions	2
1.2	Currency	7
1.3	Sections and Headings	7
1.4	Number, Gender and Persons	8
1.5	Entire Agreement	8
1.6	Time of Essence	8
1.7	Applicable Law	8
1.8	Severability	8
1.9	Successors and Assigns	8
1.10	Amendment and Waivers	8
1.11	Exhibits and Schedules	9

ARTICLE 2 - PURCHASE AND SALE OF SHARES		9
2.1	Sale of Shares	9

ARTICLE 3 - PURCHASE PRICE		9
3.1	Purchase Price	9
3.2	Satisfaction of Purchase Price and other Payments and Deliveries	9
3.3	Determination of Purchase Price	10
3.4	Adjustment of Purchase Price	11
3.5	Transfer Taxes	12
3.6	Changes to Ecotality Stock	12

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR		12
4.1	Organization	12
4.2	Authorization	12
4.3	Articles	13
4.4	By-laws	13
4.5	Officers and Directors	13
4.6	Authorized and Issued Capital	13
4.7	No Business	13
4.8	Title to, and Right to Sell Shares	13
4.9	No Restrictions	14
4.10	No Violation	14
4.11	Consents and Approvals	14
4.12	Title to Personal and other Property and Sufficiency of Assets	14
4.13	No other Agreement to Purchase	15
4.14	Compliance with Laws; Permits	15
4.15	Litigation	15
4.16	Contracts	15
4.17	Intellectual Property	16
4.18	Labour Relations and Collective Agreements	16
4.19	Employees	16
4.20	Employee Plans	17
4.21	Financial Statements	18
4.22	Accounts Receivable	18
4.23	Books and Records	18

4.24	Ordinary and Normal Course	18
4.25	No Undisclosed Liabilities	18
4.26	Absence of Certain Changes	19
4.27	Business Operations	20
4.28	No Bankruptcy or Insolvency	20
4.29	Taxes	20
4.30	Reassessments	20
4.31	No Subsidiaries	20
4.32	Brokerage Fees	20
4.33	No Omissions	21
4.34	Securities Laws	21

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		22
5.1	Organization	22
5.2	Authorization	22
5.3	No Violation	22
5.4	Consents and Approvals	22
5.5	Compliance with Laws	23
5.6	Brokerage Fees	23
5.7	No Bankruptcy or Insolvency	23
5.8	Financing	23
5.9	Due Diligence	23

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF ECOTALITY		23
6.1	Organization	24
6.2	Authorization	24
6.3	No Violation	24
6.4	Consents and Approvals	24
6.5	Compliance with Laws	25
6.6	Brokerage Fees	25
6.7	Due Authorization of Ecotality Stock	25
6.8	Valid Issuance of Stock	25

ARTICLE 7 - SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES		26
7.1	Survival of Representations and Warranties of the Vendor	26
7.2	Survival of the Representations and Warranties of the Purchaser and Ecotality	26
7.3	Expiry of Covenants	26

ARTICLE 8 - COVENANTS		26
8.1	Delivery of Books and Records	26
8.2	Conduct of Business Prior to Closing	27
8.3	Delivery of Conveyancing Documents	27
8.4	Delivery of Corporate and Closing Documents	27
8.5	Employees	28
8.6	Assumed Contracts	30
8.7	Amendments to Employee Plans	30
8.8	Tax Returns	30
8.9	Transition Services	30
8.10	Intellectual Property	30
8.11	Protocol re: Edison Name	30

ii

ARTICLE 9 - CONDITIONS OF CLOSING		31
9.1	Conditions of Closing in Favour of the Purchaser	31
9.2	Conditions of Closing in Favour of the Vendor	32

ARTICLE 10 - CLOSING DATE		34
10.1	Place of Closing	34

ARTICLE 11 - INDEMNIFICATION		34
11.1	Indemnification by the Vendor	34
11.2	Indemnification by the Purchaser and Ecotality	35
11.3	Notice of Claim	36
11.4	Direct Claims	36
11.5	Third Party Claims	36
11.6	Settlement of Third Party Claims	37
11.7	Co-operation	37
11.8	Monetary Limit on Indemnification	37
11.9	Escrow	38
11.10	Additional Limitation	38
11.11	Exclusivity	39
11.12	Guarantee	39
11.13	Insurance Proceeds and Taxes	39

ARTICLE 12 - MISCELLANEOUS		40
12.1	Notices	40
12.2	Announcements	41
12.3	Disclosure	41
12.4	Reasonable Commercial Efforts	41
12.5	Expenses	42
12.6	Further Assurances	42
12.7	Counterparts	42

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT made as of the 4th day of December 2007,

B E T W E E N:

ELECTRIC TRANSPORTATION ENGINEERING CORPORATION, a corporation existing under the laws of Arizona,

(hereinafter referred to as the “Purchaser”),

OF THE FIRST PART,

- and -

ECOTALITY, INC. a corporation existing under the laws of Nevada,

(hereinafter referred to as “Ecotality”)

OF THE SECOND PART,

- and -

EDISON SOURCE, a corporation existing under the laws of California,

(hereinafter referred to as the “Vendor”),

OF THE THIRD PART,

- and -

EDISON ENTERPRISES, a corporation existing under the laws of California,

(hereinafter referred to as “Edison Enterprises”)

OF THE FOURTH PART.

WHEREAS Edison Source Norvik Company (“Edison Norvik”) has carried on the business of manufacturing and selling “fast charge” battery charging systems in the commercial and industrial market place (the “Edison Norvik Business”);

AND WHEREAS by an asset purchase agreement dated as of the date of this Agreement (the “Edison Norvik APA”), Edison Norvik is selling substantially all of the assets of the Edison Norvik Business to 0810009 B.C. Unlimited Liability Company, an affiliate of the Purchaser;

AND WHEREAS the Vendor has performed services, has employed certain persons, and owns certain intellectual property and other assets that are applicable to the Business (as hereinafter defined);

AND WHEREAS the Vendor will be contributing the Contributed Assets to the Corporation and the Purchaser has agreed to purchase and the Vendor has agreed to sell the Shares, on the terms and conditions of this Agreement;

AND WHEREAS the Purchaser has agreed to employ or cause the Corporation to employ the Employees as of the Time of Closing;

AND WHEREAS Ecotality, the shareholder of the Purchaser, shall issue the Ecotality Stock to the Vendor or its designee pursuant to the terms of this Agreement;

AND WHEREAS the Guarantor is a party to this Agreement for the purpose of the guarantee provisions set forth in Article 11;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1                               Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“0810009” means 0810009 B.C. Unlimited Liability Company, a British Columbia company;

“Accounting Records” means all of the Corporation’s books of account (including the general ledger), records relating to Accounts Receivable, Inventory, Accounts Payable and Prepaid Expenses, accounting records and other financial data and information relating to the Business or the Contributed Assets, including Tax Returns;

“Accounts Receivable” has the meaning set forth in the Contribution Agreement;

“Accrued Closing Date Benefit/Payments” means, with respect to each Employee, (i) the monetary value as of the Closing Date of the Employee’s unpaid accrued vacation, sick leave and other such employee benefits through and including the Closing Date, and (ii) all amounts to which the Employee would be entitled, by statute and under common law without duplication, as severance if, on the Closing Date, the Employee’s employment was terminated by the Vendor without cause;

“Applicable Law” means any law, statute, ordinance, regulation, rule, by-law, judgment, decree, writ or order of any Authority having jurisdiction over, as the case may be, (i) the

Vendor or over any part of the Business or the Contributed Assets, (ii) the Purchaser, or (iii) Ecotality;

“Assumed Liabilities” means the liabilities and obligations of the Vendor assumed by the Corporation pursuant to the Contribution Agreement;

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission, arbitrator or arbitration board or other similar body, whether federal, provincial, state or municipal;

“Books and Records” means the books and records of the Vendor transferred to the Corporation under the Contribution Agreement, corporate records of the Corporation, and the Accounting Records;

“Business” means the business of the Vendor as it relates to the Edison Norvik Business, including acting as sales agent of Edison Norvik in purchasing its products and selling them to customers in the United States, and related matters and as a licensor of the Intellectual Property to Edison Norvik;

“Business Day” means any day, other than a Saturday or a Sunday, on which banks in Irvine, California are open for business;

“Claim” has the meaning set out in Section 11.3;

“Closing” means the completion of the transactions contemplated by this Agreement, on the Closing Date;

“Closing Date” means December 6, 2007 or such other date as the Vendor and the Purchaser may mutually determine;

“Closing Price” means the closing price of Ecotality common stock (as quoted on the Over the Counter Bulletin Board (OTCBB) under the trading symbol ETLY).

“Closing Stock” has the meaning set out in Section 11.9;

“Corporation” means G.H.V. Refrigeration, Inc., a California corporation;

“Contract” has the meaning set out in the Contribution Agreement;

“Contributed Assets” means those assets of the Vendor to be contributed to the Purchaser pursuant to and as described in the Contribution Agreement;

“Contribution Agreement” means the agreement whereby certain assets of the Vendor are to be contributed to the Corporation, in the form of agreement attached as Exhibit 1 hereto;

“Direct Claim” has the meaning set out in Section 11.3;

“Ecotality” means Ecotality, Inc., a Nevada corporation;

“Ecotality Stock” means 533,334 shares of Ecotality common stock to be issued to the Vendor or its designee at Closing, and any additional common stock of Ecotality that may subsequently be issued to the Vendor or its designee in accordance with this Agreement;

“Edison Enterprises” means Edison Enterprises, a California corporation;

“Edison Norvik” means Edison Source Norvik Company, a Nova Scotia company;

“Edison Norvik APA” has the meaning set out in the Recitals of this Agreement;

“Edison Norvik Business” has the meaning set out in the Recitals of this Agreement;

“Employee Plans” has the meaning set out in Section 4.20;

“Employees” has the meaning set out in Section 4.19;

“Employment Legislation” means Applicable Laws relating to the employment of the  Employees;

“Encumbrance” means any encumbrance, lien, charge, hypothec, privilege, pledge, mortgage, title retention agreement, security interest, reservation of title, easement, right of occupation, any matter capable of registration against title, or any written agreement to create any of the foregoing;

“Escrow Agent” means the party appointed as escrow agent pursuant to the Escrow Agreement;

“Escrow Agreement” means the escrow agreement, in the form agreed by the parties to be delivered on Closing, to be entered into between the Vendor, the Purchaser and certain other parties, pursuant to Section 11.9;

“Escrow Amount” has the meaning set out in Section 11.9;

“Financial Statements” means the annual unaudited financial statements of each of the Vendor and the Corporation as at and for the financial year ended December 31, 2006 and the interim unaudited financial statements for the period ended October 31, 2007;

“Guarantor” means Edison Enterprises, a California corporation and parent company of Edison Source;

“Indemnified Party” has the meaning set out in Section 11.3;

“Indemnifying Party” has the meaning set out in Section 11.3;

“Intellectual Property” has the meaning set out in the Contribution Agreement;

“Interim Period” has the meaning set out in Section 8.2;

“knowledge of the Vendor” or similar expressions mean the actual knowledge of Peter Michalski and, where applicable, such other senior management of the Vendor with responsibility for the relevant matter;

 “Losses”, in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a result of such matter, but excluding any indirect, special, punitive, exemplary or consequential losses or damages and losses of revenue or profit;

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operation of the Business, but in each case shall not include the effect of events or changes in circumstances relating to (i) the industries and markets in which the Business operates (rather than the Business itself), (ii) macroeconomic factors, interest rates, general financial market conditions, war, terrorism or hostilities, or (iii) changes in Applicable Laws, applicable generally accepted accounting principles or official interpretations of the foregoing;

“Permits” means all licences, permits, approvals, consents, registration, certificates and other regulatory authorizations necessary under Applicable Law in connection with the operation of the Business and the transactions contemplated hereunder;

“Permitted Encumbrances” means:

(i)                  liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision as required in accordance with applicable generally accepted accounting principles as in effect on the date hereof shall have been made); provided such proceedings are set forth on Schedule 1.1(b);

(ii)               servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business as currently conducted;

(iii)            liens for taxes, either not due and payable or due but for which notice of assessment has not been given (provided that if the Vendor is otherwise aware of such liens, then the Vendor has provided written notice of such liens to the Purchaser);

(iv)           undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Authority which have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law (provided that if the Vendor is otherwise aware of such liens, charges, privileges, adverse claims, security interests or encumbrances, then the Vendor has provided written notice of them to the Purchaser) or which relate to obligations not due or delinquent;

(v)              assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(vi)           security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

(vii)        purchase money security interests; provided such security interests are set forth on Schedule 1.1(b);

(viii)     the reservations in any original grants of any real property or interest therein and statutory exceptions to title which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

(ix)             the security interests, Encumbrances and instruments listed on Schedule 1.1 (b);

“Purchase Price” has the meaning set out in Section 3.1;

“Purchaser Employee Plans” has the meaning set out in Section 8.5(f);

“Released Stock” has the meaning set out in Section 3.2 (c);

“Shares” mean all of the issued and outstanding shares in the capital stock of the Corporation owned by the Vendor, and includes the one share of the Corporation to be issued pursuant to the Contribution Agreement;

“Stock Consideration Amount” means the difference between the amount of the Purchase Price, as adjusted by Section 3.4, and the cash consideration payable to the Vendor under subsection 3.2(a)(i);

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, imposts, and other assessments, including all income, sales, retail, use, goods and services, value added, corporation, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, social security, excise, franchise, recapture, real property and personal property taxes, and any other taxes, customs duties, tariffs, fees, assessments, reassessments or similar charges in the nature of a tax, including provincial pension plan contributions, unemployment and employment insurance contributions, health services fund contributions and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, costs of any nature, fines and penalties imposed, levied or assessed by any Authority, including a Tax Authority;

“Tax Authority” means, with respect to any Tax, the Authority that imposes such Tax and the Authority charged with the collection of such Tax;

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any amendment thereof or supplements thereto;

“Time of Closing” means 10:00 a.m. (California time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine; and

“Third Party Claim” has the meaning set out in Section 11.3;

“Transaction Documents” means all agreements to be executed and delivered as contemplated under this Agreement and the Contribution Agreement;

“Transition Period” means the period from the Closing until the 90th day following the Closing;

“True-up Date” means the date which is the 10th day following the first anniversary of the Closing Date;

“True-up Payment” has the meaning set out in Section 3.2(b);

“True-up Price” means the average Closing Price during the 30-day period ending on the first anniversary of the Closing Date;

“Working Capital” means, with respect to the Corporation, the book value of Accounts Receivable plus Prepaid Expenses, less Accounts Payable and Accrued Liabilities, as all such terms are defined in the Contribution Agreement and shall be reflected in the Working Capital Schedule;

“Working Capital Schedule” has the meaning set out in Section 3.3.

1.2                               Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3                               Sections and Headings

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section of or Schedule to this Agreement and any reference in this Agreement to a Section shall include a subsection of such Section, as applicable.

1.4                               Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5                               Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6                               Time of Essence

Time shall be of the essence in this Agreement.

1.7                               Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of California and, except as provided in this Agreement, each party irrevocably attorns to the non-exclusive jurisdiction of the courts of California and all courts competent to hear appeals therefrom.

1.8                               Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.9                               Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.  None of the parties may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

1.10                        Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.11                        Exhibits and Schedules

The following Exhibits are attached to and form part of this Agreement:

Exhibit 1 — Contribution Agreement

The following Schedules have been concurrently delivered by the parties:

Schedule 1.1(b)                     —            Permitted Encumbrances
Schedule 4.5                          —            Officers and Directors
Schedule 4.7                          —            Business
Schedule 4.11                        —            Consents

Schedule 4.14                        —            Permits

Schedule 4.15                        —            Litigation
Schedule 4.16                        —            Material Contracts
Schedule 4.17                        —            Intellectual Property
Schedule 4.19                        —            Employees
Schedule 4.20                        —            Employee Plans
Schedule 4.24                        —            Changes in Ordinary Course of Business
Schedule 4.26                        —            Absence of Changes
Schedule 6.8                          —            Ecotality Stock

ARTICLE 2- PURCHASE AND SALE OF SHARES

2.1                               Sale of Shares

At the time of Closing, subject to the terms and conditions of this Agreement, in consideration of the payment of the Purchase Price, the Vendor agrees at the Closing Date to sell and the Purchaser shall purchase the Shares, free and clear of all Encumbrances, except for Permitted Encumbrances.

ARTICLE 3 - PURCHASE PRICE

3.1                               Purchase Price

Subject to Section 3.3, the purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Shares shall be $1,870,697.

3.2                               Satisfaction of Purchase Price and other Payments and Deliveries

(a)                                  At the Time of Closing, the Purchaser shall satisfy the amount set forth in Section 3.1 as follows:

(i)                  by paying to the Vendor the cash amount of $623,566; and

(ii)               by the issue to the Vendor, or the designee of the Vendor, of 1,247,131 common shares of Ecotality.

(b)                                 If the True-up Price is less than $1.00, then subject to subsection (c), on the True-up Date Ecotality shall, at its option, either:

(i)                  issue additional Ecotality Stock to the Vendor or its designee so that the aggregate value of Ecotality Stock (including such additional shares) is equal to the Stock Consideration Amount, based on the True-up Price, or

(ii)               pay to the Vendor an additional amount of cash so that the aggregate value of the Ecotality Stock (based on the True-up Price) plus such additional cash has an aggregate value equal to the Stock Consideration Amount, or

(iii)            purchase or cause the purchase of the Ecotality Stock for an aggregate price equal to the Stock Consideration Amount.

(c)                                  If prior to the True-up Date any shares of the Ecotality Stock are released from the escrow established under Section 11.9 in order to settle any indemnification claim or other payment obligation of the Vendor to the Purchaser under this Agreement (each such released share being “Released Stock”) and the price of any Released Stock on the day of its release from escrow is less than $1.00, the true-up in subsection (b) shall also apply to the Released Stock, with the true-up value for the purpose of subsection (b) for each share of Released Stock being the difference between $1.00 and the Closing Price of such Released Stock at the time of its release.

The issuance of Ecotality Stock or payments referred to in subsections, (b) (i), (ii) and (iii), and under subsection (c) above shall be collectively referred to herein as the “True-up Payment”.

(d)                                 The Ecotality Stock (including any additional shares issued pursuant to subsection 3.2(b)(i) shall be unregistered stock with standard restrictive legends, which may be resold under and pursuant to Rule 144 of the United States Securities Act of 1933, as amended (“Rule 144”).  The Purchaser and Ecotality shall use reasonable efforts to assist the Vendor or its designee in selling the Ecotality Stock, including by providing an opinion of counsel with respect to the satisfaction of all Rule 144 requirements (if in fact such requirements have been satisfied at the time the opinion is requested) and, to the extent permitted by Rule 144, providing instructions to Ecotality’s transfer agent to remove restrictive legends from the Ecotality Stock so that all Ecotality Stock shall be unrestricted and freely tradeable by the Vendor or its designee on and after the True-Up Date.

3.3                               Determination of Purchase Price

(a)                                  As promptly as reasonably practicable following the Closing Date, and in any event within forty-five (45) days from the Closing Date, the Vendor will deliver to the Purchaser a balance sheet in respect of the Business as at the Closing Date, prepared on a basis consistent with the past practice of the Vendor, and a working capital schedule (the “Working Capital Schedule”) setting out the Working Capital as at the Closing Date.  During the course of the period during which the Purchaser may dispute any aspect of the Working Capital Schedule (as provided for in Section 3.3(b)), the Vendor shall permit the Purchaser and the Purchaser’s accountants to examine the Vendor’s working papers and, at the request of the Purchaser, to discuss such working papers with the Vendor and the Vendor’s accountants.

(b)                                 The Purchaser may dispute any aspect of the Working Capital Schedule by notice in writing given to the Vendor within thirty (30) days following the delivery of such statement to the Purchaser.  Such notice shall specify, in reasonable detail, the basis for the dispute.  Unless such dispute is resolved promptly by agreement, and in any event within twenty (20) days of the delivery of the notice of dispute, a partner of a nationally recognized accounting firm in the United States (the “Expert”) shall be mutually agreed upon and appointed by the parties to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the adjustment of the Closing Date Payment in accordance with Section 3.4, acting as an expert and not as an arbitrator.  Each of the Purchaser and the Vendor will confirm, prior to selection of the Expert, that the intended Expert shall not have provided any audit, accounting or any other services to it and it shall not have done so at any time within the preceding two (2) years.  The Expert shall be instructed to deliver to the Vendor and the Purchaser, as promptly as practicable and in any event within twenty (20) days of being appointed, a report setting forth any required calculations.  Such report shall be final and binding upon the Vendor and the Purchaser.  The Expert engaged to resolve the dispute shall be compensated on a non-percentage of recovery basis, and the cost of such review and report shall be borne equally by the Vendor and the Purchaser.  Upon agreement with respect to all matters in dispute, if any, or upon a decision of the Expert with respect to all matters in dispute, such amendments shall promptly be made to the Working Capital Schedule as may be necessary to reflect such agreement or such decision, as the case may be.  In such event, references in this Agreement to the Working Capital Schedule shall refer to the Working Capital Schedule, as so agreed or decided, as the case may be.

3.4                               Adjustment of Purchase Price

(a)                                  Within five (5) Business Days of the agreement of the parties or the delivery of the Expert’s report, as applicable, pursuant to Section 3.3(b):

(i)                  if the Working Capital as reflected on the Working Capital Schedule exceeds $831,862 (the “Target WC”), the Purchaser shall promptly pay to the Vendor an amount equal to such excess, together with interest thereon from and including the Closing Date to but excluding the date of payment, at an annual rate of interest equal to 5%; and

(ii)               if the Working Capital as reflected on the Working Capital Schedule is less than the Target WC, the Vendor shall promptly return to the Purchaser an amount equal to the amount by which the Target WC exceeds the final Working Capital amount, together with interest thereon from and including the Closing Date to but excluding the date of payment, at an annual rate of interest equal to 5%.

(b)                                 In the case of either Section 3.4(a)(i) or Section 3.4(a)(ii), payment shall be made in immediately available funds by certified cheque, bank draft or in such other manner as the Vendor or the Purchaser, as applicable, may in writing direct not less than two (2) Business Days prior to the payment date.

3.5                               Transfer Taxes

The Purchaser shall be liable for and shall pay all federal, state and other sales taxes and all other taxes, duties, fees or other like charges of any jurisdiction, if any, payable in connection with the purchase of the Shares.  For greater certainty, the Vendor shall be responsible for all income taxes payable by the Vendor as a result of the transactions contemplated herein.

3.6                               Changes to Ecotality Stock

Wherever in this Agreement there is a reference to a specific number of shares of Ecotality Stock of any class or series, or a price per share of such stock, then, upon the occurrence (prior to or after Closing) of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

If prior to or after Closing Ecotality undergoes a merger, reorganization, consolidation or other transaction that results in any change to Ecotality common stock compared to that contemplated by the parties under this Agreement, Ecotality agrees to negotiate in good faith with the Vendor so that the Vendor is the recipient of comparable securities with comparable rights and at a comparable value to the Ecotality Stock, as though merger, reorganization, consolidation or other transaction had not been completed.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
OF THE VENDOR

Except as set forth in the disclosure schedule accompanying this Agreement, the Vendor represents and warrants, as of the date hereof, to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Shares:

4.1                               Organization

Each of the Vendor and the Corporation is a corporation duly existing and in good standing under the laws of California and has the power to own or lease its property and assets and to carry on the Business as now being conducted by it and to execute and deliver and perform its obligations under this Agreement and the Transaction Documents to which they are a party or by which their assets are bound.

4.2                               Authorization

All necessary action has been taken by the Vendor and the Corporation to authorize the execution and delivery by it of, and the performance of its obligations under, this

Agreement, the Contribution Agreement and the Transaction Documents.  This Agreement has been and on Closing the Contribution Agreement and the Transaction Documents will be duly executed and delivered by the Vendor and the Corporation, respectively, and this Agreement constitutes and the Contribution Agreement and the Transaction Documents will constitute legal, valid and binding obligations of the Vendor and the Corporation, respectively, enforceable against the Vendor and the Corporation, in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.3                               Articles

A true copy of the articles of the Corporation has been delivered to the Purchaser by the Vendor on or before the date of this Agreement.  Such articles constitute all of the constating documents of the Corporation in effect as of the Closing Date, and are complete and correct and are in full force and effect.

4.4                               By-laws

A true copy of the by-laws of the Corporation has been delivered to the Purchaser by the Vendor on or before the date of this Agreement. Such by-laws constitute all of the by-laws of the Corporation in effect as of the Closing Date, and are complete and correct and are in full force and effect.

4.5                               Officers and Directors

The list of officers and directors in Schedule 4.5 constitutes a complete and accurate list of all officers and directors of the Corporation on the date of this Agreement.

4.6                               Authorized and Issued Capital

The authorized capital of the Corporation consists of 3,000 shares, of which,  888.89 shares have been duly issued and are outstanding, in addition to the additional one share to be issued pursuant to the Contribution Agreement, as fully paid and non-assessable, with the Vendor as sole registered and beneficial owner thereof.

4.7                               No Business

Since August, 2001, the Corporation has not carried on active business of any nature or kind. Except as disclosed in the Financial Statements, the Corporation has no liabilities (whether accrued, absolute, contingent or otherwise) of any kind, at the date of this Agreement, and has never had and does not have any employees.

4.8                               Title to, and Right to Sell Shares

The Vendor is at the date hereof and will as of the Closing Date be the sole registered and beneficial owner of the Shares with good and marketable title thereto, free of all Encumbrances, other than Permitted Encumbrances.  There are no agreements or restrictions under the Corporation’s articles which in any way limit or restrict the transfer to the Purchaser of any of the Shares and there are no shareholders agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of the Shares or any of them.

4.9                               No Restrictions

There are no restrictions on the transfer of any of the Shares except for those, if any, which will be complied with on Closing.

4.10                        No Violation

(a)                                  The execution and delivery of this Agreement, the Contribution Agreement and the Transaction Documents to which it is a party by the Vendor and the Corporation, respectively, and subject to Section 4.11, the consummation of the transactions herein provided for will not result in a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor or the Corporation under: (i) any Contract; (ii) any provision of the letters patent or by-laws or resolutions of the board of directors (or any committee thereof) or shareholder of the Vendor or the Corporation; (iii) any Permit; or (iv) any Applicable Law.

(b)                                 The execution and delivery of this Agreement, the Contribution Agreement and the Transaction Documents to which it is a party by the Vendor or the Corporation and the consummation of the transactions herein provided for will not result in the creation or imposition of any Encumbrance on the Shares or any of the Contributed Assets.

4.11                        Consents and Approvals

(a)                                  Except as described in Schedule 4.11(a), there is no requirement for the Vendor to make any filing with, give any notice to or obtain any Permit from any Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, other than those which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser.

(b)                                 There is no requirement under any Contract to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, except for the notifications, consents and approvals described in Schedule 4.11(b).

4.12                        Title to Personal and other Property and Sufficiency of Assets

The Vendor owns beneficially, and will contribute to the Corporation, good title to the Contributed Assets, free of all Encumbrances, other than Permitted Encumbrances.  The Vendor owns beneficially, and will transfer to the Purchaser hereunder, good title to the Shares, free and clear of all Encumbrances, other than Permitted Encumbrances.  The Contributed Assets constitute all the assets sufficient for the Corporation to carry on the Business after Closing in the same manner as it was carried on by the Vendor prior to the Closing.

4.13                        No other Agreement to Purchase

No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the acquisition from the Vendor of any of the Shares.

No person other than the Corporation has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Contributed Assets.

4.14                        Compliance with Laws; Permits

Each of the Vendor and the Corporation has complied with all Applicable Laws.  Schedule 4.14 sets out a complete and accurate list of all material Permits held or granted to the Vendor or the Corporation (other than Permits forming part of the Excluded Assets, as defined in the Contribution Agreement).  Such Permits constitute all of the licences, permits, approvals, consents, registrations, certificates and other regulatory authorizations necessary under Applicable Law for the lawful operation of the Business as now conducted and the use or ownership of the Contributed Assets.  All such Permits are valid, subsisting and in good standing and neither the Vendor nor the Corporation is in default or breach of any Permit and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke, cancel, suspend, or adversely modify or limit any Permits.  To the Vendor’s knowledge, the consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension or material adverse modification of any Permits.

4.15                        Litigation

Except as described in Schedule 4.15, there are no applications, orders, actions, suits, proceedings, audits, investigations or complaints (whether or not purportedly on behalf of the Vendor or the Corporation) pending or, to the knowledge of the Vendor, threatened, at law or in equity or before or by any Authority with respect to the Corporation or the Contributed Assets.

4.16                        Contracts

Schedule 4.16 sets out a complete list of all Contracts (i) with a value or obligation in excess of $25,000, or (ii) which are necessary to operate the Business as at the date hereof, or (iii) the termination or nonperformance of which would have a Material Adverse Effect (the Contracts referred to in (i), (ii) and (iii) above are considered to be material Contracts of the Vendor).  The Vendor has made available to the Purchaser complete copies of all Contracts listed on Schedule 4.16 and all other Contracts.  All Contracts listed in Schedule 4.16 are in good standing and in full force and effect and no default has occurred thereunder, and, to the knowledge of the Vendor, no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default thereunder, other than as disclosed in Schedule 4.16.

4.17                        Intellectual Property

Schedule 4.17 sets out all registered or pending Intellectual Property (excluding the IP Assets) owned or used by the Vendor in connection with the Business.  The Vendor is and on Closing the Corporation will be the beneficial owner of or has the right to use such Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and, except as set out in Schedule 4.17, is not bound by any Contract whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects such Intellectual Property. The Vendor has not granted any interest in or right to use all or any portion of such Intellectual Property to any other person.  The Vendor has not received any notice, and is not otherwise aware, that (a) the use of the Intellectual Property infringes upon or breaches any industrial or intellectual property rights of any other person or (b) any other person is infringing upon any of the Intellectual Property.  No loss of any of the Intellectual Property is pending or, to the Vendor’s knowledge, threatened.

4.18                        Labour Relations and Collective Agreements

None of the Employees is represented by a trade union or any other employee association or organization.  To the knowledge of the Vendor, there are not any current attempts to organize or establish any trade union or employee association with respect to any employees of the Vendor, nor is there any certification of any such union with regard to a bargaining unit.  There are no applications for certification pending and no pending or outstanding applications, proceedings or orders of any labour relations board or similar court, tribunal or board concerning any of the Employees.  To the knowledge of the Vendor, there are no threatened applications to be brought before any labour relations board or similar court, tribunal or board concerning the Employees, and there are no outstanding grievances or arbitration proceedings and there are no unsatisfied arbitration awards to which the Vendor is a party.  There are no grievances against the Vendor of which it has received written notice under any collective agreement.

4.19                        Employees

(a)                                  Schedule 4.19 contains a complete and accurate list of the names of all individuals who are full-time, part-time or casual employees or individuals engaged to provide employment services to the Vendor in connection with the Business (the “Employees”) as of the date of this Agreement and, other than for any Employees whose employment terminates prior thereto, at the Closing, specifying the length of hire, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee.

(b)                                 All Employees have been engaged by the Vendor pursuant to offer letters and, except as disclosed in Schedule 4.19, there are no incentives or special compensation arrangements, contracts or agreements with respect to any Employees of the Vendor.

(c)                                  The Vendor has made all deductions required by Applicable Law or by Contract to be made from employee wages or salaries and has remitted the amounts deducted and all related employer contributions required to the appropriate trade unions, insurers and Authorities required to receive payment of such amounts.

(d)                                 The Vendor is in compliance with all applicable Employment Legislation.

(e)                                  To the knowledge of the Vendor, there are no circumstances, claims or frequency of claims which may expose the Purchaser to any charges or assessments on account of workplace safety and insurance or workers’ compensation, other than the standard charges or assessments for the rate group and classification of the Business.

(f)                                    Except as disclosed in Schedule 4.19, no Employee or former employee of the Vendor is in receipt of and, to the knowledge of the Vendor, no Employee or former employee has threatened to make, a claim for any benefits under any weekly indemnity, sickness and accident, long term disability or workers’ compensation plan or arrangement or any other form of disability benefit program.  All assessments, penalties, fines, levies, charges, surcharges, premiums or other amounts due and payable and relating to any disability insurance arising prior to the Closing Date or relating to the period prior to the Closing Date have been or will be paid by the Vendor on or prior to the Time of Closing.

(g)                                 No Employee or former Employee has made or to the knowledge of the Vendor threatened any claim against the Vendor, of any nature, relating in any way to his or her employment by the Vendor or to the Business, and the Vendor is not aware of any basis for any such claims.

4.20                        Employee Plans

(a)                                  Schedule 4.20 identifies each retirement, pension, supplemental pension benefit, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pay equity, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by the Vendor for the benefit of Employees (the “Employee Plans”).  Each Employee Plan has been maintained, administered, invested and funded in material compliance with its terms and with the requirements prescribed by any and all Applicable Law that are applicable to such Employee Plan.  The Vendor has made available to the Purchaser summaries or current and complete copies of all Employee Plans as they relate to the Employees.

(b)                                 All material obligations of the Vendor required to be performed in connection with the Employee Plans and funding media established therefor up to the date hereof have been performed, and there are no outstanding defaults or violations by any party thereto. There have been no withdrawals, applications or transfers of assets from any Employee Plans or the trusts or other funding media relating thereto.

(c)                                  All required contributions and/or premiums to be made under the Employee Plans have been fully paid to the date hereof in a timely fashion in accordance with the terms of that Employee Plan and all Applicable Law, and no taxes, penalties or fees are owing or exigible under any Employee Plans.

(d)                                 There are no outstanding actions, suits or claims pending or, to the knowledge of the Vendor, threatened concerning the assets held in the funding media for the Employee Plans (other than routine claims for the payment of benefits submitted by members or beneficiaries in the normal course), and there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or, to the knowledge of the Vendor, threatened against any of the Employee Plans.

(e)                                  No written or oral promises have been made to the Employees to establish new employee plans or to increase the benefits under the existing Employee Plans.

4.21                        Financial Statements

The Financial Statements are complete and accurate in all material respects.  The Financial Statements fairly present the financial condition and the results of operations, changes in retained earnings and cash flows of the Vendor as at the respective dates of and for the periods referred to in the Financial Statements.

4.22                        Accounts Receivable

All Accounts Receivable of the Vendor contributed to the Corporation at the Closing represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, subject to an allowance for doubtful accounts according to the Vendor’s usual practice.

4.23                        Books and Records

The Books and Records fairly and correctly set out and disclose, in all material respects, all the information set out therein.

4.24                        Ordinary and Normal Course

Since December 31, 2006, the Business has been carried on in the ordinary and normal course, consistent with past practice, and there has been no material change in the assets, liabilities, earnings, business, prospects, operations or condition (financial or otherwise) of the Business, other than (a) changes occurring in the ordinary and normal course of business, or (b) as disclosed in Schedule 4.24

4.25                        No Undisclosed Liabilities

Neither the Vendor nor the Corporation has liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) required to be set forth in the Financial Statements except for liabilities or obligations reflected or reserved against in the balance sheets included in the Financial Statements and payables, accrued expenses and current liabilities incurred in the ordinary course of business since October 30, 2007.

4.26                        Absence of Certain Changes

Except as set forth in Schedule 4.26 since October 30, 2007, there has not occurred with respect to the Corporation, the Business or the Contributed Assets:

(a)                                  Any event that would be reasonably expected to have a Material Adverse Effect;

(b)                                 Any alteration in the manner of keeping the Vendor’s or Corporation’s books, accounts or records, or in the accounting principles, policies or procedures therein reflected;

(c)                                  Any material damage or destruction to, or loss of, the Contributed Assets (whether or not covered by insurance);

(d)                                 Any sale, lease, transfer or assignment of any assets, tangible or intangible, except for sales in the ordinary course of the Vendor’s business;

(e)                                  Any acceleration, termination, modification, or cancellation of any material Contract, except for accelerations, terminations, modifications or cancellations in the ordinary course of its business;

(f)                                    Any mortgage, pledge, or other creation of any security interest in any of the Contributed Assets;

(g)                                 Any loan to, or any other transaction by the Vendor with any of its employees, directors, or officers other than the advance or reimbursement of reasonable business expenses incurred or to be incurred in the ordinary course of business;

(h)                                 The entering into of any employment agreement by the Vendor with any of its employees, directors, or officers, written or oral, or any modification of the terms of an existing employment contract to which the Vendor is subject;

(i)                                     Any waiver or release by the Vendor of any of its material rights under any material Contract or material legal dispute, other than pursuant to this Agreement;

(j)                                     Any grant of a license or sublicense by the Vendor of any rights under or with respect to any of its Intellectual Property except to which 0810009 is the recipient;

(k)                                  Any increase in the compensation payable or to become payable by the Vendor to any of its employees, directors, or officers, except for annual increases in the ordinary course of business consistent with past practice;

(l)                                     Any adoption, amendment, modification, or termination by the Vendor of any Employee Plans;

(m)                               Any other material change by the Vendor in employment terms for any of its employees, directors, or officers outside the ordinary course of its business; or

(n)                                 Any agreement by the Vendor or the Corporation to do any of the things described in the preceding subsections (a) through (m) of this Section.

4.27                        Business Operations

All of the Accounts Receivable represent bona fide payment obligations which are reasonably collectible, without deduction or offset, in the ordinary course of business, except for an allowance for doubtful accounts in accordance with the Vendor’s usual practice.  The Vendor has good relationships with all of its significant customers and suppliers, and none has indicated that it intends or will reduce or terminate such relationship.

4.28                        No Bankruptcy or Insolvency

Neither the Vendor nor the Corporation is an insolvent person nor has it committed an act of insolvency or bankruptcy under Applicable Laws, nor has it taken any steps to have itself declared bankrupt or wound up, reorganized, or to have a receiver appointed over any of its assets.

4.29                        Taxes

Neither the Vendor nor the Corporation is in arrears or in default with respect to the filings of any required federal, provincial, state, municipal or other Tax return in respect of the Business or the Contributed Assets.  All such filings are true and correct in all material respects and reflect accurately all liability for Taxes for the periods covered thereby.  Neither the Vendor nor the Corporation has received notice that any taxing authority has asserted against it any deficiency or claim for additional Taxes in connection with any such filings.  There is no pending or, to the knowledge of the Vendor, threatened audit, proceeding or investigation with respect to any of such filings or the assessment or collection of Taxes.  All Taxes due and payable in respect of the Business or any of the Contributed Assets have been paid or accrued or have been contested in good faith.

4.30                        Reassessments

No reassessment of Taxes has been issued to the Vendor or the Corporation which has not been paid or resolved.  No Authority has challenged, disputed or questioned the Vendor the Corporation in respect of Taxes or of any Tax Returns.

4.31                        No Subsidiaries

The Corporation does not own, as registered or beneficial owner, shares in any other corporation.

4.32                        Brokerage Fees

The Vendor has not entered into any agreement which would entitle any person to any valid claim against the Purchaser for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Shares or any other matter contemplated by this Agreement, the Contribution Agreement or the Transaction Documents.

4.33                        No Omissions

No representation or warranty of the Vendor in this Agreement or the Schedules hereto or the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4.34                        Securities Laws

(a)                                  The Vendor acknowledges that (i) the issuance of the shares of Ecotality Stock to the Vendor hereunder as a portion of the Purchase Price is not being made by means of a prospectus, (ii) the Vendor is an “accredited investor” (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and (iii) the Vendor has the ability to assess the risks and merits of acceptance of the shares of Ecotality Stock as a portion of the Purchase Price.  The Vendor has consulted its own legal, tax and financial advisors with respect to the issuance of the shares of Ecotality Stock to the Vendor or has had adequate time to do so and determined not to consult such advisors.

(b)                                 The Vendor is acquiring and will hold the shares of Ecotality Stock for investment for its own account and not with a view to the distribution or resale thereof (except as allowed by Rule 144), and the Vendor has no present or contemplated intention, agreement, understanding or arrangement to sell, assign, pledge, transfer or otherwise dispose of any of the shares of Ecotality Stock to be issued to it hereunder until after the True-Up Date.

(c)                                  The Vendor recognizes that, because the shares of Ecotality Stock to be issued to it hereunder have not and are not expected to be registered under the Securities Act or the securities laws of any state and because there will be no public market for such shares, the Vendor will not be able to readily liquidate its investment in the event of financial emergency or for any other reason (other than in compliance with Rule 144, after applicable holding periods and subject to volume and other limitations), and the Vendor must bear the economic risk of the investment for an indefinite period of time.  The Vendor also understands and agrees that the shares of Ecotality Stock to be issued to it hereunder cannot be sold or transferred without registration or the availability of an exemption therefrom, and without an opinion of counsel satisfactory to the Purchaser to the effect that the transfer would be in compliance with applicable federal and state securities laws, by application of Rule 144 or otherwise.

(d)                                 The Vendor has been furnished with, and has had access to, such information as it considers necessary or appropriate for deciding whether to accept the shares of Ecotality Stock, and the Vendor has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the issuance of the shares.

(e)                                  The Vendor is aware that its investment in the shares of Ecotality Stock is a speculative investment that has limited liquidity and is subject to the risk of complete loss.  The Vendor is able, without impairing its financial condition, to hold the shares for an indefinite period and to suffer a complete loss of its investment in the shares.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Shares:

5.1                               Organization

The Purchaser is a corporation duly existing and in good standing under the laws of Arizona and has the power to enter into this Agreement and the Transaction Documents, and to perform its obligations hereunder and thereunder.

5.2                               Authorization

All necessary action has been taken by the Purchaser to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement and the Transaction Documents.  This Agreement has been and on Closing the Transaction Documents will be duly executed and delivered by the Purchaser and constitutes and will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

5.3                               No Violation

The execution and delivery of this Agreement and the Transaction Documents by the Purchaser and the consummation of the transactions herein provided for will not result in a material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of the Purchaser under:  (i) any material contract or agreement to which the Purchaser is a party or by which it is or its properties are bound; (ii) any provision of the articles or by-laws or resolutions of the board of directors (or any committee thereof) or the shareholders of the Purchaser; (iii) any material judgment, decree, order, award, law, statute, ordinance, regulation, rule or by-law of any Authority having jurisdiction over the Purchaser, except where such breach, violation, default, conflict or acceleration would not prevent the Purchaser from fulfilling its obligations under this Agreement.

5.4                               Consents and Approvals

Except for those as have been made or received or will be made or received by the Closing or within the legally permissible period following the Closing, there is no requirement for the Purchaser to make any filing with, give any notice to or obtain from any Authority any licence, permit, approval, consent, registration, certificate or other regulatory authorization as a condition to the lawful consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.  There is no requirement under any contract or agreement to which the Purchaser is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such contract or agreement relating to the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, the failure of which to obtain would prevent the Purchaser from fulfilling its obligations under this Agreement or any of the Transaction Documents.

5.5                               Compliance with Laws

The Purchaser has complied with Applicable Laws with respect to its execution and delivery of this Agreement and will be in compliance with Applicable Laws with respect to its execution and delivery of the Transaction Documents and the consummation of the transactions contemplated under this Agreement and the Transaction Documents.

5.6                               Brokerage Fees

The Purchaser has not entered into any agreement which would entitle any person to any valid claim against the Vendor for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Shares or any other matter contemplated by this Agreement.

5.7                               No Bankruptcy or Insolvency

The Purchaser is not an insolvent person nor has it committed an act of insolvency or bankruptcy under Applicable Laws nor has it taken any steps to have itself declared bankrupt or wound up, reorganized, or to have a receiver appointed over any of its assets.

5.8                               Financing

The Purchaser has sufficient cash and/or available credit facilities to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

5.9                               Due Diligence

The Purchaser’s investigation with respect to the Vendor, the Corporation, the Business and the Contributed Assets has been completed to the Purchaser’s satisfaction.

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES
OF ECOTALITY

Ecotality represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Business and the Contributed Assets:

6.1                               Organization

Ecotality is a corporation duly existing and in good standing under the laws of Nevada and has the power to enter into this Agreement and the Transaction Documents to which it is a Party and to perform its obligations hereunder and thereunder.

6.2                               Authorization

All necessary action has been taken by Ecotality to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement and the Transaction Documents to which it is a party.  This Agreement has been, and on Closing the Transaction Documents to which it is a party will be duly executed and delivered by Ecotality, and constitutes and will constitute legal, valid and binding obligations of Ecotality, enforceable against Ecotality by the Vendor in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

6.3                               No Violation

The execution and delivery of this Agreement and the Transaction Documents to which it is a party by Ecotality and the consummation of the transactions herein provided for will not result in a material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of Ecotality under:  (i) any material contract or agreement to which Ecotality is a party or by which it is or its properties are bound; (ii) any provision of its articles or by-laws or resolutions of the board of directors (or any committee thereof) or the shareholders of Ecotality; (iii) any material judgment, decree, order, award, law, statute, ordinance, regulation, rule or by-law of any Authority having jurisdiction over Ecotality, except where such breach, violation, default, conflict or acceleration would not prevent Ecotality from fulfilling its obligations under this Agreement.

6.4                               Consents and Approvals

Except for those as have been made or received or will be made or received by the Closing or within the legally permissible period following the Closing, there is no requirement for Ecotality to make any filing with, give any notice to or obtain from any Authority any licence, permit, approval, consent, registration, certificate or other regulatory authorization as a condition to the lawful consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which it is a party.  There is no requirement under any contract or agreement to which Ecotality is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such contract or agreement relating to the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which it is a party, the failure of which to obtain would prevent Ecotality from fulfilling its obligations under this Agreement or any of the Transaction Documents to which it is a party.

6.5                               Compliance with Laws

Ecotality has complied with Applicable Laws in all material respects with respect to its execution and delivery of this Agreement and will be in compliance with Applicable Laws in all material respects with respect to its execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated under this Agreement and the Transaction Documents to which it is a party.

6.6                               Brokerage Fees

Ecotality has not entered into any agreement which would entitle any person to any valid claim against the Vendor for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Shares or any other matter contemplated by this Agreement.

6.7                               Due Authorization of Ecotality Stock

All action on the part of Ecotality, its officers, directors, and stockholders necessary for the authorization, issuance, reservation for issuance, and delivery of all of the Ecotality Stock being issued to the Vendor under this Agreement has been taken or shall be taken prior to the Closing.

6.8                               Valid Issuance of Stock

(a)                                  The Ecotality Stock shall have the rights, preferences, privileges and restrictions set forth in the Ecotality Articles of Incorporation as delivered to the Vendor and, when issued to the Vendor or its designee as provided in this Agreement, shall be duly authorized and validly issued, fully paid, and non-assessable and shall be free of any Encumbrances, or restrictions on transfer other than those imposed by applicable securities laws;

(b)                                 The authorized capital of Ecotality consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 200,000,000 shares of preferred stock, $0.0001 par value per share.  As of the Closing and immediately prior to the issuance of the Ecotality Stock issued at Closing, Ecotality shall have issued and outstanding stock, and outstanding warrants, options and other securities, as follows set forth in Schedule 6.8;

(c)                                  Subject to the truth of the Vendor’s representations and warranties in Section 4.34, the issuance of the Ecotality Stock to the Vendor or its designee hereunder is exempt from the registration and prospectus delivery requirements of any applicable state and federal securities laws, including the Securities Act of 1933;

(d)                                 Ecotality has not taken any action that shall cause the issuance, sale, and delivery of the Ecotality Stock to the Vendor or its designee hereunder to constitute a violation of any applicable federal or state securities laws or any other Applicable Law.

ARTICLE 7 - SURVIVAL OF COVENANTS,
REPRESENTATIONS AND WARRANTIES

7.1                               Survival of Representations and Warranties of the Vendor

(a)                                  The representations and warranties of the Vendor contained in this Agreement shall survive the closing of the transactions contemplated herein until June 6, 2009, except that the representation and warranty with respect to title contained in Section 4.8 shall survive until the expiry of the applicable limitation period, and except that the representations and warranties set out in Section 4.29 survive the Closing of the transactions contemplated hereby and continue in full force and effect until the expiration of the last of the limitation periods contained in the relevant Tax legislation subsequent to the expiration of which an assessment, reassessment, or other form of recognized document assessing liability for Tax cannot be issued by an Authority, provided that where any misrepresentation has been made that is attributable to neglect, carelessness or wilful default or any fraud has been committed in filing a Tax return or in supplying any information under Tax legislation, the representations and warranties set out in Section 4.29 continue in full force and effect without limitation of time to the extent that the reassessment period can be extended because of such circumstances;

(b)                                 No Claim or notice shall be made or given under Section 11.3 with respect to any representation or warranty after the expiration date of the applicable survival period.

7.2                               Survival of the Representations and Warranties of the Purchaser and Ecotality

The representations and warranties of the Purchaser and Ecotality contained in this Agreement shall survive the closing of the transactions contemplated herein until June 6, 2009.  No Claim or notice shall be made or given under Section 11.3 with respect to any representation or warranty after the expiration date of the applicable survival period.

7.3                               Expiry of Covenants

To the extent that they were not required to be or have not been fully performed at or prior to the Time of Closing, and have not been waived, if applicable, the covenants of the Vendor and the Purchaser contained in this Agreement and any document executed or delivered by any party hereto shall survive the Closing of the transactions contemplated herein in accordance with their respective terms.

ARTICLE 8 - COVENANTS

8.1                               Delivery of Books and Records

At the Time of Closing there shall be delivered to the Purchaser by the Vendor all of the Books and Records.  The Purchaser agrees that it will maintain and preserve the Books and Records so delivered to it for a period of eight (8) years from the Closing Date, or for such longer period as is required by any Applicable Law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with their affairs relating to its matters; provided that notwithstanding the foregoing the Purchaser may destroy or otherwise dispose of the Books and Records at any time so long as, prior thereto, the Purchaser has given the Vendor at least 60 days prior notice of the Purchaser’s intention to dispose of the Books and Records, which notice offers the Vendor the right to take possession of the Books and Records, and the Vendor either declines to take possession or fails to respond to the notice during such 60-day (or longer) period.

8.2                               Conduct of Business Prior to Closing

Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing (the “Interim Period”):

(a)                                  Conduct Business in the Ordinary Course.  The Vendor shall conduct the Business only in the ordinary and normal course, consistent with past practice;

(b)                                 Consents.  The Vendor shall use its reasonable commercial efforts to give or obtain, at or prior to the Time of Closing, the notices, consents and approvals described in Schedule 4.11;

(c)                                  Discharge Liabilities.  The Vendor shall pay and discharge the liabilities of the Business in the ordinary and normal course consistent with past practice, except those contested in good faith by the Vendor;

(d)                                 Corporate Action.  The Vendor shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize the transfer of the Shares to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors of the Vendor to be held for such purpose; and

(e)                                  Preserve Goodwill.  The Vendor shall take all reasonable actions to (i) preserve intact the Business and the property, assets, operations and affairs of the Vendor and cause the Business and the affairs of the Vendor to be carried on as currently conducted, and (ii) preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Vendor.

8.3                               Delivery of Conveyancing Documents

The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, assurances, transfers, assignments and any other documentation reasonably required to transfer the Shares to the Purchaser with a good title, free and clear of all Encumbrances except for Permitted Encumbrances.

8.4                               Delivery of Corporate and Closing Documents

(a)                                  The Vendor shall deliver or shall cause to be delivered to the Purchaser (i) a certificate of good standing (or the equivalent thereof); and (ii) two copies, certified by a senior officer of the Vendor dated as of the Closing Date, of the articles and by-laws of the Vendor and the Corporation and of the resolution of the board of directors of the Vendor authorizing the execution, delivery and performance by the Vendor of this Agreement and the documents to be delivered by it pursuant to the provisions hereof and the transactions contemplated herein. The Vendor shall also execute and deliver or cause to be executed and delivered to the Purchaser two copies of such other documents relevant to the closing of the transactions contemplated herein as the Purchaser, acting reasonably, may request.

(b)                                 The Purchaser shall deliver to the Vendor a certificate of good standing or the equivalent thereof and two copies, certified by a senior officer of the Purchaser and Ecotality, dated as of the Closing Date, of (i) its articles and by-laws and (ii) the resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the documents to be provided by it pursuant to the provisions hereof and the transactions contemplated herein.  The Purchaser and Ecotality shall also execute and deliver or cause to be executed and delivered two copies of each of such other documents relevant to the closing of the transactions contemplated herein as the Vendor, acting reasonably, may request.

In addition, the Vendor shall receive stock certificates for the Ecotality Stock.

8.5                               Employees

(a)                                  The Purchaser agrees that it shall offer employment to all Employees on the terms of offer letters to be delivered to the Employees prior to the date of this Agreement in the form agreed by the Vendor and the Purchaser. Each such offer letter shall include, as a condition of the Employee being employed by the Purchaser, the requirement that a release be delivered in favour of the Vendor and its Affiliates in the form agreed by the Vendor and the Purchaser and the Purchaser shall not directly or indirectly employ any Employee who does not deliver a release in favour of the Vendor and its Affiliates.

(b)                                 The Vendor shall employ all of the Employees set out in Schedule 4.16 until the Time of Closing except for any Employees who prior to the Time of Closing: (i) are terminated for cause; (ii) are terminated with the Purchaser’s consent, which consent shall not be unreasonably withheld; (iii) voluntarily resign; or (iv) retire.

(c)                                  With respect to each of the Employees to be offered employment by the Purchaser as at the Closing Date, the Purchaser shall pay the applicable signing bonus to each Employee when due pursuant to his or her offer letter of employment, and the following shall apply.  With respect to each Employee who accepts the Purchaser’s offer of employment, the Vendor shall be responsible to reimburse the Purchaser for: (i) the portion of the signing bonus payable to such Employee at Closing in accordance with his or her offer letter of employment, which reimbursement shall be paid by a set off in that amount against the cash consideration payable under this Agreement; and (ii) the remainder of the signing bonus that becomes payable to such Employee after Closing in accordance with his or her offer letter of employment, which reimbursement shall be paid to the Purchaser upon written notification by the Purchaser to the Vendor that the remainder of the signing bonus has been paid to such Employee, and at the Vendor’s option may be satisfied by a cash payment to the Purchaser or by Ecotality Stock out of escrow, pursuant to section 11.9 (provided that any payments out of the escrow shall not be applied against the monetary limit on indemnification set forth in Section 11.8).  With respect to each Employee, if any, who does not accept the Purchaser’s offer of employment, the Purchaser will have no responsibility for, and the Vendor will indemnify the Purchaser against, any Accrued Closing Date Benefits/Payments with respect to such Employee.

(d)                                 Except for any Payments that may be the responsibility of the Vendor in accordance with this Section 8.5, the Purchaser shall be solely responsible for and shall have absolute liability with respect to the Employees who accept employment with the Purchaser for claims based on events occurring after the commencement of such employment with the Purchaser;

(e)                                  The Vendor will use commercially reasonable efforts to deliver to the Purchaser, at the Closing, copies of the non-competition/non-solicitation agreements and assignment of invention agreements entered into between the Employees and the Vendor and, to the extent not already in existence and assigned to or acquired by the Purchaser at the Closing, assignment of invention agreements executed by each of the Employees and Non-Continuing Employees in favour of the Vendor; provided that to the extent that the Vendor fails to deliver either or both of such documents with respect to any employee, except for Darrin Jones and Rick Hancock, the Vendor shall be liable for, and shall indemnify the Purchaser against, all claims, expenses or losses incurred or suffered by the Purchaser which would have been avoided if such documents had been in existence, which indemnity shall be exempt from the time and amount limitations applicable to the parties’ general indemnity obligations under Article 11; and provided further that, with respect to Darrin Jones and Rick Hancock, the Vendor shall be liable for, and shall indemnify the Purchaser against, all claims, expenses or losses incurred or suffered by the Purchaser which would have been avoided if such documents had been in existence, which indemnity shall be subject to the time and amount limitations applicable to the parties’ general indemnity obligations under Article 11.

(f)                                    The Employees shall cease to participate in, accrue benefits under or be covered by the Employee Plans as of the Closing Date; provided that the Vendor will be liable for the payment of all employer contributions with respect to the Employee Plans for all periods through the Closing Date, and will indemnify the Purchaser against all claims by any Employees that such payments were not made, which indemnity shall be exempt from the time and amount limitations applicable to the parties’ general indemnity obligations under Article 11.  Effective on the Closing Date, the Purchaser shall establish or continue employee plans (the “Purchaser Employee Plans”) on terms generally comparable in the aggregate to the Employee Plans.  As of the Closing Date, the Employees shall commence participation in, accrue benefits under and be covered by the Purchaser Employee Plans.

8.6                               Assumed Contracts

The Vendor shall, prior to and after the Closing Date, use its commercially reasonable efforts, with the cooperation of the Purchaser, to obtain all consents and waivers necessary to assign all of the Contracts listed in Schedule 4.16.

8.7                               Amendments to Employee Plans

No amendments to the Employee Plans or written promises of benefit improvements under the Employee Plans will be made prior to the Time of Closing by the Vendor, except as required by the terms of such Employee Plans or Applicable Laws.  Prior to the Time of Closing, the Vendor shall advise the Purchaser in writing of any amendments to the Employee Plans required to be made pursuant to the terms thereof or under Applicable Law.

8.8                               Tax Returns

The Purchaser shall co-operate with and assist the Vendor in the preparation of any Tax Returns required to be filed by or with respect to the Vendor following the Closing Date, including, without limitation, providing access to any Books and Records or other documents required by the Vendor in order to fully and completely prepare any such Tax Returns or other documentation.

8.9                               Transition Services

During the Transition Period, the Vendor will use commercially reasonable efforts to assist the Purchaser with the transition of the operation of the Contributed Assets from the Vendor to the Purchaser (via the Corporation) by providing the Purchaser with reasonable access to and reasonable assistance from Peter Michalski during the Transition Period at no additional cost, recognizing that his work and matters for the Vendor, Edison Source and their respective Affiliates shall have priority at all times.  Any and all travel and other costs and expenses (as per the Vendor’s and Edison Source’s policy) associated with Peter Michalski’s assistance to the Purchaser or Purchaser’s affiliates shall be for the Purchaser’s account and shall be paid or reimbursed promptly to the Vendor or Edison Source (as the Vendor may direct), subject to the Purchaser’s prior approval of a schedule of such costs and expenses.

8.10                        Intellectual Property

For the period ending on the earlier of six months following the Closing Date and the date that the ERP software is successfully migrated by the Purchaser and/or the Corporation to an outside location, the Vendor (or an affiliate of the Vendor designated by the Vendor and reasonably approved by the Purchaser) will continue to host the ERP software; provided that the Purchaser and/or the Corporation shall be responsible for the prompt, timely and full payment of the ERP software license fees and applicable taxes in respect of periods after the closing date.

8.11                        Protocol re: Edison Name

Neither the Purchaser nor the Corporation will have any ownership right or other right to use the “Edison” trademark and/or tradename or any Edison logo.  Prior to Closing, the parties will establish a protocol for the replacement of the “Edison” trademark and/or tradename and/or logo on inventory and other assets of the Vendor, Edison Source and the Corporation, provided that it is understood that there shall be no obligation to make that change with respect to products sold by the Vendor, Edison Source or the Corporation that are already in the marketplace.

ARTICLE 9 - CONDITIONS OF CLOSING

9.1                               Conditions of Closing in Favour of the Purchaser

The purchase and sale of the Contributed Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

(a)                                  Representations and Warranties.  The representations and warranties of the Vendor contained in this Agreement or any certificate or other document delivered pursuant hereto shall be true and correct at the Time of Closing in all material respects with the same force and effect as if such representations and warranties were made at and as of such time, except for any such representations and warranties that refer to or are expressed to be made as of a specific date, including the date of this Agreement, in which case such representations shall be true and correct in all material respects as of such date, and a certificate executed by the Vendor dated the Closing Date, to that effect shall have been delivered to the Purchaser;

(b)                                 Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser;

(c)                                  Regulatory Consents.  There shall have been obtained from all appropriate Authorities such consents and approvals as are required to be obtained by the Vendor to permit the change of ownership and the sale of the Shares contemplated hereby, including, without limitation, those described in Schedule 4.11;

(d)                                 Required Contractual Consents.  The Vendor shall have obtained the consents and approvals described in Schedule 4.11;

(e)                                  Contribution Agreement.  The Vendor and the Corporation shall have executed and delivered, and completed the transactions contemplated by the Contribution Agreement including the completion of the transfer of all of the Contributed Assets, and the assignment with all necessary consents of all of the material contracts listed in Schedule 4.16;

(f)                                    Concurrent Transactions.   The transactions set forth under the Edison Norvik APA shall be completed in escrow with these transactions; provided that the Purchaser may not refuse to close the transactions hereunder based on the nonfulfillment of this condition if such nonfulfillment is due to a breach by 0810009 or Ecotality under the Edison Norvik APA;

(g)                                 No Action or Proceeding.  No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Shares contemplated hereby or the performance of any party’s obligations in this Agreement;

(h)                                 No Material Adverse Change or Damage.  There shall have been no material adverse changes in the condition of the Business after the date of this Agreement that reasonably could be expected to cause a material reduction in the value of the Business (taken as a whole).  No material damage by fire or other hazard to the whole or any material part of the Contributed Assets shall have occurred prior to the Time of Closing;

(i)                                     Escrow Agreement.  The Purchaser shall have received a counterpart original of the Escrow Agreement, duly executed by the Vendor and the Escrow Agreement;

(j)                                     Employees.  The following Employees shall have accepted the employment offers made by the Purchaser pursuant to Section 8.5(a): Mr./Ms. Sullivan, Naughton, and Schey; and

(k)                                  Resignations and Releases.  The officers and directors of the Corporation shall resign, and mutual releases shall be executed and delivered between the Corporation and such officers and directors, in a form acceptable to the parties.

If any of the conditions contained in this Section 9.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 12.2 and 12.4 and any confidentiality agreement entered into by the parties shall be terminated.  Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

If the Purchaser terminates this Agreement as a result of non-fulfillment of the condition specified in Section 9.1(j), the Purchaser shall forfeit the $75,000 deposit paid to the Vendor or Edison Norvik pursuant to the letter of intent entered into between the parties.

9.2                               Conditions of Closing in Favour of the Vendor

The purchase and sale of the Shares is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

(a)                                  Representations and Warranties.  The representations and warranties of the Purchaser and Ecotality contained in this Agreement or any certificate or other document delivered pursuant hereto shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate executed by the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor;

(b)                                 Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser and Ecotality at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor;

(c)                                  Contribution Agreement.  The Vendor and the Corporation shall have executed and delivered, and completed the transactions contemplated by the Contribution Agreement;

(d)                                 Concurrent Transactions.   The transactions set forth under the Edison Norvik APA shall be completed in escrow with these transactions; provided that the Vendor may not refuse to close the transactions hereunder based on the non-fulfillment of this condition if such nonfulfillment is due to a breach by Edison Norvik under the Edison Norvik APA.

(e)                                  No Action or Proceeding.  No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Contributed Assets contemplated hereby or the performance of any party’s obligations under this Agreement, or the Transaction Documents;

(f)                                    Ecotality Stock.  The Ecotality Stock shall be issued to the Vendor or its designee as contemplated by this Agreement, free and clear of Encumbrances and as fully paid and non-assessable common stock in the capital of Ecotality, and certificates evidencing such Ecotality Stock shall be delivered to the Vendor;

(g)                                 Escrow Agreement.  The Vendor shall have received a counterpart original of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agreement; and

(h)                                 Releases.  The Corporation and the resigning officers and directors of the Corporation shall execute and deliver mutual releases in a form acceptable to the parties.

If any of the conditions contained in this Section 9.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 12.2, 12.4 and any confidentiality agreement entered into by the parties, shall be terminated.  Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.

ARTICLE 10 - CLOSING DATE

10.1                        Place of Closing

The closing of the purchase and sale of the Shares shall take place at the Time of Closing at the offices of Edison Source, 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046.  Payments to the Vendor shall made by wire transfer of readily available funds to an account designated by the Vendor in writing.  The parties agree to close these transactions on the basis of the exchange of faxed or emailed documents, with original signed copies to be delivered after Closing.

10.2                        Further Assurances

From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after such date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

ARTICLE 11 - INDEMNIFICATION

11.1                        Indemnification by the Vendor

Subject to the terms set forth in this Article 11 or as otherwise provided in this Agreement, the Vendor agrees to indemnify and save harmless the Purchaser from and against any or all Losses suffered or incurred by the Purchaser as a result of:

(a)                                  any breach by the Vendor of any representation or warranty of the Vendor contained in this Agreement or in any of the Transaction Documents;

(b)                                 any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement or in any of the Transaction Documents;

(c)                                  liability of the Vendor that is subject to indemnification under section 3.2 (c) of the Contribution Agreement;

(d)                                 any event with respect to the employment of or obligation to the Employees by the Vendor occurring prior to the Closing Date;

(e)                                  any liabilities accruing to the Corporation arising from its business, operations or activities prior to Closing;

(f)                                    any liabilities and obligations of the Business arising prior to the Closing other than any of the Assumed Liabilities; and

(g)                                 any Excluded Assets, as defined in the Contribution Agreement.

Notwithstanding the foregoing, the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any Loss referred to in Section 11.1(a) or Section 11.1(b) unless the Purchaser shall have provided notice to the Vendor in accordance with Section 11.3 on or prior to the expiration of the applicable time period related to such representation and warranty set out in Section 7.1 or such covenant set out in Section 7.3.

11.2                        Indemnification by the Purchaser and Ecotality

(a)                                  Subject to the terms set forth in this Article 11 or as otherwise provided in this Agreement, the Purchaser and Ecotality agree to jointly and severally indemnify and save harmless the Vendor from and against any or all Losses suffered or incurred by the Vendor as a result of:

(i)                  any breach by the Purchaser of any representation or warranty contained in this Agreement or in any of the Transaction Documents;

(ii)               any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any of the Transaction Documents;

(iii)            any failure by the Corporation to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities or any liabilities and obligations of the Business that arise after Closing; and

(iv)           except for any obligations of the Vendor specifically provided in this Agreement, any event with respect to the employment of or obligations to the Employees by the Purchaser and/or the Corporation after the Closing Date.

Notwithstanding the foregoing, the Purchaser and Ecotality shall not be required to indemnify or save harmless the Vendor in respect of any Loss referred to in this Section 11.2(a)(i) or Section 11.2(a)(ii), unless the Vendor shall have provided notice to the Purchaser and Ecotality in accordance with Section 11.3 on or prior to the expiration of the applicable time period related to such representation and warranty set out in Section 7.2 or such covenant set out in Section 7.3.

(b)                                 Subject to the terms set forth in this Article 11, the Purchaser and Ecotality agree to jointly and severally indemnify and save harmless the Vendor from and against any and all Losses suffered or incurred by the Vendor as a result of:

(i)                  any breach by Ecotality of any representation or warranty contained in this Agreement or in any of the Transaction Documents; and

(ii)               any breach or non-performance by Ecotality of any covenant to be performed by it which is contained in this Agreement or in any of the Transaction Documents,

Notwithstanding the foregoing, the Purchaser and Ecotality shall not be required to indemnify or save harmless the Vendor in respect of any Loss referred to in Section 11.2(b)(i) or 11.2(b)(ii), unless the Vendor shall have provided notice to the Purchaser and Ecotality in accordance with Section 11.3 on or prior to the expiration of the applicable time period related to such representation or warranty set out in Section 7.2 or such covenant set out in Section 7.3.

11.3                        Notice of Claim

In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available), the factual basis for the Claim and the amount of the Claim, if known.  If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

11.4                        Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) Business Days to make such investigation of the Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both parties agree at or prior to the expiration of such sixty (60) Business Day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.  If the parties are unable to resolve the dispute within a reasonable time, and in any event within thirty (30) Business Days of such written request, the dispute shall, at the request of either party, be determined by a court of competent jurisdiction.

11.5                        Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable and substantiated out-of-pocket expenses as a result of such participation or assumption.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

11.6                        Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.  Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.7                        Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

11.8                        Monetary Limit on Indemnification

No Claim shall be made pursuant to Sections 11.1 or 11.2 until the aggregate Losses suffered or incurred by the Vendor and Edison Norvik on the one hand, and the Purchaser and Ecotality on the other hand, in respect of all matters which could be the subject of such Claim under this Agreement and under the Edison Norvik APA collectively, exceed in the aggregate $75,000, after which indemnifications may be made against the applicable indemnifying party or parties under this Agreement in excess of the “deductible” of $75,000.  Except as provided in Section 8.5 regarding the possible obligations of the Vendor concerning the two specified Employees, no party shall have liability to indemnify any other party for any Losses in excess of the aggregate of 50% of the Purchase Price as adjusted pursuant to Section 3.4 and 50% of the purchase price as adjusted and payable under the Edison Norvik APA; provided, however, that with respect to the subject matters of indemnification under Sections 11.1(d), 11.1(f),  11.2(a)(iii), and 11.2(a)(iv), the maximum amount of indemnification shall be the aggregate of the Purchase Price as adjusted pursuant to Section 3.4 and the purchase price as adjusted and payable under the Edison Norvik APA.  Notwithstanding the foregoing, the obligation to indemnify under Section 11.1(e) with respect to any liabilities accruing to the Corporation arising from its business, operations or activities prior to Closing shall not be subject to either any survival periods, statutes of limitation or other time limits or to any maximum amount of indemnification. For greater certainty, there shall be no “double counting” between the aggregated limits of indemnification under this Agreement and under the Edison Norvik APA so that if, for example, the aggregate of the Purchase Price as adjusted pursuant to Section 3.4 and the purchase price as adjusted and payable under the Edison Norvik APA is $3,000,000, the general indemnification rule is that the indemnification obligations of the Vendor and Edison Norvik on the one hand, and the Purchaser and Ecotality on the other hand, shall not exceed $1,500,000 under this Agreement and under the Edison Norvik APA collectively.

11.9                        Escrow

At Closing, Ecotality Stock (the “Closing Stock”) having an aggregate value (determined as of the Closing Date) equal to fifty percent (50%) of the Purchase Price, as adjusted pursuant to Section 3.4 (the “Escrow Amount”) shall be deposited under the Escrow Agreement; provided that if the aggregate value of all of the Closing Stock as of the Closing Date is less than the Escrow Amount, then all of the Closing Stock will be deposited in escrow pursuant to the Escrow Agreement at the Closing; and provided further that if the aggregate value of all the Closing Stock at the True-up Date, based on the True-up Price, remains less than the Escrow Amount, then before any of the Escrow Amount may be released to the Vendor under the Escrow Agreement, the Escrow Amount will be supplemented by a portion of the True-up Payment equal to such shortfall.  The Escrow Agent shall hold the Escrow Amount for the purpose of satisfying any indemnification obligation of the Vendor under this Agreement; and disbursement of any portion of the Escrow Amount to the Vendor or the Purchaser shall be in accordance with the terms of the Escrow Agreement.

If prior to the True-up Date any of the Closing Stock is to be released from escrow to satisfy an indemnification obligation or other payment required to be made by the Vendor to the Purchaser in accordance with this Agreement, the value of such released Closing Stock shall be deemed to be the Closing Price of such Closing Stock on the date of its release from escrow.  If all Closing Stock then in escrow are released and the indemnification or other payment obligation of the Purchaser to the Vendor has not been fully satisfied, the difference shall be paid in cash by the Vendor to the Purchaser.

On the True-up Date, the Escrow Amount then remaining in the escrow may be released to the Vendor to the extent, if at all, that the aggregate value (as of that date) of the Escrow Amount (with the shares in escrow being valued at the True-up Price, and with the escrow first being supplemented by a portion of the True-up Payment as provided above, if applicable) exceeds the aggregate full amount claimed under all then unresolved written Purchaser claims for indemnification which were made prior to the first anniversary of the Closing Date.  The Escrow Agreement shall also apply with respect to the transactions under the Edison Norvik APA and distributions of all or part of the Escrow Amount shall be dependent on the status of claims both under this Agreement and under the Edison Norvik APA.  Any balance remaining in escrow after the True-up Date shall be released after the determination of the claims then subject to indemnification. The Escrow Amount shall be the first, but shall not be sole and exclusive, remedy of the Purchaser with respect to the indemnity obligations of the Vendor.

11.10                 Additional Limitation

Notwithstanding any other provision in this Agreement, the Vendor shall have no liability to the Purchaser for any special or incidental damages, or for lost profits or other consequential damages from any matter related to this Agreement, the Contribution Agreement, the Transaction Documents, and the transactions contemplated hereunder.

11.11                 Exclusivity

The provisions of this Article 11 and any other indemnification provisions of this Agreement shall apply to any Claim for breach of any covenant, representation, warranty, indemnity or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 11.

11.12                 Guarantee

(a)                                  The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Purchaser the indemnification obligations of the Vendor to the Purchaser under this Agreement to the extent that an indemnity claim is exempt from the 50% limitation in Section 11.8 or is not fully satisfied by the Ecotality Stock that is held by the Escrow Agent.  Such guarantee shall terminate automatically upon the later of (i) June 6, 2009, and (ii) if there are written claims for Purchaser indemnification made prior to June 6, 2009 that are not fully satisfied on or before that date or are not covered by the Closing Stock that is held pursuant to the Escrow Agreement, the date that such written claims for Purchaser indemnification are fully satisfied.

(b)                                 The Guarantor acknowledges and agrees that the guarantee is a primary and original obligation of it, and is an absolute, continuing, unconditional, irrevocable guarantee and, to the extent permitted by law, shall remain in full force and effect without regard to future changes and conditions, including changes of law, or any invalidity or irregularity with respect to the execution of this Agreement or any of the Transaction Documents by the party whose obligations it is guaranteeing.  The Guarantor waives any defence arising by reason of any lack of power or authority of the party whose obligations it is guaranteeing, or any disability, bankruptcy or insolvency of such party, and all rights of subrogation and set-off until all its applicable guaranteed obligations have been fully paid and/or performed, and all suretyship defences or defences in the nature thereof generally.

11.13                 Insurance Proceeds and Taxes

The amount of the Indemnifying Party’s liability under this Agreement shall be determined taking into account any applicable insurance proceeds and other savings, including tax savings, that reduce the overall impact of the Losses upon, the Indemnified Party.

ARTICLE 12 - MISCELLANEOUS

12.1                        Notices

(a)                                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, by overnight courier, by telecopy or similar means of recorded electronic communication or by registered mail addressed as follows:

If to the Vendor or Edison Enterprises:

Edison Source
18101 Von Karman Avenue, Suite 1700
IRVINE, California  92612-1046

Attention:              Mr. Peter Michalski
Fax No.:                                                     949-225-0851

With a copy to:

Edison Source
18101 Von Karman Avenue, Suite 1700
IRVINE, California  92612-1046

Attention:              General Counsel
Fax No.:                                                     949.225.2719

If to the Purchaser and Ecotality:

430 South 2nd Avenue
PHOENIX, Arizona

Attention:              Mr. Donald Karner
Fax No.:                                                     602-256-2606

With a copy to:

Farella Braun & Martel LLC
235 Montgomery Street
SAN FRANCISCO, California  94104

Attention:              Mr. Bruce Maximov
Fax No:                                                        415.954.4480

(b)                                 Any such notice or other communication delivered by personal delivery or overnight courier shall be deemed to have been given and received on the day on which it was delivered (or, if such day is not a Business Day, on the next following Business Day), and if transmitted by telecopier, on the day of transmission thereof if such day is a Business Day and is received before 5:00 pm (local time to the recipient) or otherwise on the next Business Day after the day of transmittal, provided that the party so transmitting the notice has received confirmation of its successful transmittal, and if mailed or sent by registered mail, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means personal delivery, telecopier or recorded electronic communication as aforesaid. Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 12.1.

12.2                        Announcements

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any Applicable Law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

12.3                        Arbitration

Except as provided in Section 3.3(b), any controversy between the parties arising under this Agreement shall be settled by arbitration in accordance with the then current rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof.  The parties shall bear equally the costs of any such arbitration proceedings, other than attorneys’ fees and costs.  The prevailing party in any such proceedings (if and as determined by the arbitrator(s)) shall be entitled to recover from the losing party all of the reasonable attorneys’ fees and expenses of the prevailing party associated with the arbitration and any action required to enforce the arbitration award (the amount of such fees and expenses to be determined by the arbitrator(s) if in dispute); provided that if the arbitrator(s) determine that neither party is the “prevailing party” in the arbitration, then the parties shall bear their own attorneys’ fees and costs associated with the arbitration.  The location of the arbitration shall be in Los Angeles, California.

12.4                        Disclosure

Prior to any public announcement of the transaction contemplated hereby pursuant to Section 12.2, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any Applicable Law or any regulatory authority or stock exchange having jurisdiction.

12.5                        Reasonable Commercial Efforts

The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use reasonable commercial efforts to obtain any waiver,

consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any Applicable Law or regulation.

12.6                        Expenses

Each party shall bear all expenses incurred by it in connection with the negotiation and entering into of the Agreement and the transactions contemplated therein, including without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.

12.7                        Further Assurances

From time to time subsequent to the Closing Date, each party covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

12.8                        Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. Execution may be made by facsimile signature which, for all purposes, shall be deemed to be an original.

(executions on page 43)

IN WITNESS WHEREOF this Agreement has been executed by the parties.

ELECTRIC TRANSPORTATION ENGINEERING CORPORATION

Per:
Name:
Title:
I/We have the authority to bind the corporation

ECOTALITY, INC.

Per:
Name:
Title:
I/We have the authority to bind the corporation

EDISON SOURCE

Per:
	Name:	Peter Michalski
	Title:	Vice President
I/We have the authority to bind the corporation

Signing with respect to section 11.12:

EDISON ENTERPRISES

Per:
Name:
Title:
I/We have the authority to bind the corporation

EXHIBIT 1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

BETWEEN

G.H.V. REFRIGERATION, INC.

AND

EDISON SOURCE

December 6, 2007

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT made as of the 6th day of December, 2007,

B E T W E E N:

G.H.V. REFRIGERATION, INC., a corporation existing under the laws of California,

(hereinafter referred to as the “Purchaser”),

OF THE FIRST PART,

- and -

EDISON SOURCE, a corporation existing under the laws of California,

(hereinafter referred to as the “Vendor”),

OF THE SECOND PART.

WHEREAS Edison Source Norvik Company (“Edison Norvik”) has carried on the business of manufacturing and selling “fast charge” battery charging systems in the commercial and industrial market place (the “Edison Norvik Business”);

AND WHEREAS by an asset purchase agreement dated as of the date of this Agreement, Edison Norvik is selling substantially all of the assets of the Edison Norvik Business;

AND WHEREAS the Vendor has performed services, has employed certain persons, and owns certain intellectual property and other assets that are applicable to the Business;

AND WHEREAS immediately prior to the sale of the assets of the Edison Norvik Business, the Vendor is willing to contribute the Contributed Assets (as hereinafter defined) to the Purchaser and the Purchaser is willing to accept the contribution of the Contributed Assets to the Purchaser, on the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1          Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Accounting Records” means all of the Vendor’s books of account (including the general ledger), records relating to Accounts Receivable, Accounts Payable and Prepaid Expenses, accounting records and other financial data and information relating to the Business or the Contributed Assets, including Tax returns;

“Accounts Payable” has the meaning set out in Section 3.3;

“Accounts Receivable” has the meaning set out in Section 2.1(f);

“Accrued Liabilities” means accrued liabilities of the Vendor as of the Closing Date;

“Assumed Contracts” means (i) those Contracts that were listed in the CD-ROM and/or due diligence binder delivered by the Vendor to the purchaser of the assets of the Edison Norvik Business or its affiliate prior to Closing, as updated by the Vendor to the date of this Agreement and delivered to the purchaser of the assets of the Edison Norvik Business or its affiliate (the “Materials”), which include dealer and sales representative agreements and service contracts, and (ii) purchase and sale orders that were entered into in the ordinary course of Business, whether or not included in the Materials;

“Assumed Liabilities” means the liabilities and obligations of the Vendor assumed by the Purchaser pursuant to Section 3.2;

“Books and Records” means all books and records, whether in hard copy, electronic or other form, relating to the Business or the Contributed Assets (other than Accounting Records and other than books and records required by Applicable Law which shall be retained by the Vendor, copies of which will be provided to the Purchaser, and books and records relating to the Excluded Assets and Excluded Liabilities), including, without limitation, all licences, orders and permits, all personnel, employment, payroll and training records and handbooks and manuals relating to the Vendor’s employees, all customer lists, sales records, price lists, documentation, manuals and related know-how to permit the Purchaser to transition the operation of the Business to the Purchaser and to operate the Business, including those related to the engineering, manufacturing, marketing and promotion of products sold by the Vendor, and all other related files, records and information in the possession of the Vendor relating to the operation of the Business;

“Business” means the business of the Vendor as it relates to the Edison Norvik Business, including acting as sales agent of Edison Norvik in purchasing its products and selling them to customers in the United States, and related matters and as a licensor of the Intellectual Property to Edison Norvik;

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“Closing Date” means December 6, 2007 or such other date as the Vendor and the Purchaser may mutually determine;

“Commercial Software” has the meaning set out in Section 2.1(c);

“Contract” means any written agreement, indenture, contract, lease, deed of trust, licence, option, or other written legally enforceable obligation of the Vendor relating to the Business and the Contributed Assets but excluding offer letters of employment that had been given to employees of the Business by the Vendor prior to Closing;

“Contributed Assets” has the meaning set out in Section 2.1;

“Edison Norvik” means Edison Source Norvik Company;

“Edison Norvik Business” has the meaning set out in the Recitals of this Agreement;

“Encumbrance” means any encumbrance, lien, charge, hypothec, privilege, pledge, mortgage, title retention agreement, security interest, reservation of title, easement, right of occupation, any matter capable of registration against title, or any written agreement to create any of the foregoing;

“Equipment” has the meaning set out in Section 2.1(a);

“Excluded Assets” has the meaning set out in Section 2.2;

“Excluded Liabilities” has the meaning set out in Section 3.3;

“Intellectual Property” has the meaning set out in Section 2.1(g);

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operation of the Business, but in each case shall not include the effect of events or changes in circumstances relating to (i) the industries and markets in which the Business operates (rather than the Business itself), (ii) macroeconomic factors, interest rates, general financial market conditions, war, terrorism or hostilities, or (iii) changes in applicable laws, generally accepted accounting principles or official interpretations of the foregoing;

“Permits” has the meaning set out in Section 2.1(e);

“Permitted Encumbrances” means:

(i)                  liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision as required in accordance with applicable generally accepted accounting principles as in effect on the date hereof shall have been made); provided such proceedings are set forth on Schedule 1.1(b);

(ii)               servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same do not

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                             materially detract from the value of the real property concerned or materially impair its use in the operation of the Business as currently conducted;

(iii)            liens for taxes, either not due and payable or due but for which notice of assessment has not been given (provided that if the Vendor is otherwise aware of such liens, then the Vendor has provided written notice of such liens to the Purchaser);

(iv)           undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Authority which have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law (provided that if the Vendor is otherwise aware of such liens, charges, privileges, adverse claims, security interests or encumbrances, then the Vendor has provided written notice of them to the Purchaser) or which relate to obligations not due or delinquent;

(v)              assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(vi)           security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

(vii)        purchase money security interests; provided such security interests are set forth on Schedule 1.1(b);

(viii)     the reservations in any original grants of any real property or interest therein and statutory exceptions to title which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

(ix)             the security interests, Encumbrances and instruments listed on Schedule 1.1 (b);

“Prepaid Expenses” has the meaning set out in Section 2.1(h);

 “Tax” or “Taxes” means any and all taxes, charges, fees, levies, imposts, and other assessments, including all income, sales, retail, use, goods and services, value added, corporation, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, social security, excise, franchise, recapture, real property and personal property taxes, and any other taxes, customs duties, tariffs, fees, assessments, reassessments or similar charges in the nature of a tax, including provincial pension plan contributions, unemployment and employment insurance contributions, health services fund contributions and workers’ compensation premiums, together with any instalments

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with respect thereto, and any interest, costs of any nature, fines and penalties imposed, levied or assessed by any Authority;

“Time of Closing” means 10:00 a.m. (California time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine; and

1.2          Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3          Sections and Headings

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section of or Schedule to this Agreement and any reference in this Agreement to a Section shall include a subsection of such Section, as applicable.

1.4          Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5          Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6          Time of Essence

Time shall be of the essence in this Agreement.

1.7          Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of California and, except as provided in this Agreement, each party irrevocably attorns to the non-exclusive jurisdiction of the courts of California and all courts competent to hear appeals therefrom.

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1.8          Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.9          Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.  None of the parties may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

1.10        Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.11        Schedules

The following Schedules have been concurrently delivered by the parties:

Schedule 1.1(b)                     —            Permitted Encumbrances
Schedule 2.1(a)                     —            Machinery and Equipment
Schedule 2.1(b)                     —            Contracts
Schedule 2.1(c)                     —            Computer Hardware and Software
Schedule 2.1(e)                     —            Permits
Schedule 2.1(g)                     —            Intellectual Property
Schedule 3.5(d)                     —            Warranties

ARTICLE 2- PURCHASE AND SALE OF CONTRIBUTED ASSETS

2.1          Transfer of Contributed Assets

Subject to and upon the terms and conditions contained in the applicable provisions of this Agreement, for the consideration described in Article 3, the Vendor agrees, at the Closing Date, to contribute to the Purchaser and the Purchaser agrees to accept the contribution from the Vendor, all right, title and interest of the Vendor to the following property and assets, constituting substantially all of the property and assets used in connection with the Business (other than the Excluded Assets), at the Closing Date, described in clauses (a) through (h) below (collectively, the “Contributed Assets”), in each case free and clear of all Encumbrances except Permitted Encumbrances:

(a)                                  Machinery and Equipment.  The machinery and manufacturing and other equipment (the “Equipment”) that is used or held for use in the conduct of the Business, described in Schedule 2.1(a);

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(b)                                 Contracts.  All rights under the Contracts;

(c)                                  Computers.  All computer hardware and software owned or licensed by the Vendor and used in the Business, whether or not such software is proprietary, including, without limitation, all rights under licences and other agreements or instruments relating thereto and the computer hardware and software described in Schedule 2.1(c), it being understood that the Vendor has limited rights, if any, to transfer or assign any commercially available or “shrink wrap” software (“Commercial Software”), such as Microsoft Office products and any such Commercial Software that has restrictions regarding its transfer or sublicensing shall not be included as part of the “Contributed Assets”;

(d)                                 Books and Records.  All Books and Records;

(e)                                  Licences and Permits.  To the extent possible, all rights under licences, permits, approvals, consents, registrations, certificates and other regulatory authorizations necessary under applicable law for the lawful operation of the Business as now conducted by the Vendor and the use or ownership of the Contributed Assets, and any pending applications for or renewals of any of the foregoing (collectively, the “Permits”), all as set out in Schedule 2.1(e) but excluding (i) any Permit which is an Excluded Asset pursuant to Section 2.2, and (ii) any Permit which is identified on Schedule 2.1(e) as being not transferable but specifically excluding any Permit which is an Excluded Asset and any Permit which is identified in Schedule 2.1(e) as being not transferable;);

(f)                                    Accounts Receivable.  All accounts, accounts receivable, trade accounts, notes, notes receivable, book debts or other debts due or accruing to the Vendor, as at the Closing Date, in connection with the Business (collectively, the “Accounts Receivable”);

(g)                                 Intellectual Property. All of the Vendor’s right, title and interest to the Intellectual Property set out in Schedule 2.1(g) (the “Intellectual Property”); and

(h)                                 Prepaid Expenses.  The benefit of prepaid expenses relating to the Contributed Assets as at the Closing Date to the extent such prepaid expenses are usable by the Purchaser within a reasonable period of time following the Closing (collectively, the “Prepaid Expenses”).

The assets referred to in subsection (f) and (h) shall be identified in a disclosure document to be delivered by the Vendor to the Purchaser as of the Closing Date.

2.2          Excluded Assets

Notwithstanding anything in the foregoing Section 2.1, the Contributed Assets shall not include property and assets of the Vendor other than those specifically related to the Business and set forth in this Agreement (collectively, the “Excluded Assets”) and, without limitation, the Purchaser shall in no way be construed to acquire any interest in any of such assets, including any of the following:

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(a)                                  Cash.  All cash and cash equivalents of the Vendor on hand or in banks or other depositories;

(b)                                 Taxes.  All refundable income taxes, sales taxes and other governmental refunds attributable or relating to periods, or portions of periods, ending on or before the Closing Date;

(c)                                  Investments.  All investments of the Vendor in marketable or other securities;

(d)                                 Inter-Company Debt. All indebtedness of any affiliate of the Vendor to the Vendor;

(e)                                  Name.  Any name containing “Edison” or any trademark or logo of Edison or any of its affiliates;

(f)                                    Corporate Records.  All minute books, share certificate books, corporate seals and other corporate records of the Vendor;  and

(g)                                 Other.  Accrued deferred compensation payable, retirement accounts and other similar items accruing to the Vendor.

If any of the Excluded Assets or any proceeds in respect thereof shall at any time come into the possession of or under the control of the Purchaser or any of its employees, officers or agents, such assets and/or proceeds, as applicable, shall be held by the Purchaser in trust for the benefit of the Vendor.  Within five days from the date on which the Purchaser or any of its employees, officers or agents, come into possession of or obtain control over any of such assets and/or proceeds, as applicable, the Purchaser shall by notice in writing delivered to the Vendor in accordance with the provisions hereof, so advise the Vendor.  The Purchaser shall have a duty to forthwith account and deliver over to the Vendor any of such assets and/proceeds, as applicable. Similarly, if any of the Contributed Assets or any proceeds in respect thereof shall at any time come into the possession of or under the control of the Vendor or any of its employees, officers or agents, such assets and/or proceeds, as applicable, shall be held by the Vendor in trust for the benefit of the Purchaser.  Within five (5) days from the date on which the Vendor or any of its employees, officers or agents, come into possession of or obtain control over any of such assets and/or proceeds, as applicable, the Vendor shall by notice in writing delivered to the Purchaser in accordance with the provisions hereof, so advise the Purchaser.  The Vendor shall have a duty to forthwith account and deliver over to the Purchaser any of such assets and/proceeds, as applicable.

ARTICLE 3 — CONSIDERATION FOR THE CONTRIBUTION

3.1          Consideration

As consideration for the transactions under this Agreement, at the Time of Closing, the Purchaser shall::

(a)                                  assume, pay, satisfy, discharge, perform and fulfill, and indemnify and save harmless the Vendor from and against, the Assumed Liabilities, in accordance with Section 3.2;  and

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(b)                                 issue to the Vendor one share in the capital of the Purchaser.

3.2          Assumption of Certain Liabilities by the Purchaser

Subject to the provisions of this Agreement and except for the Excluded Liabilities, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfill, from and after the Time of Closing, only the following obligations and liabilities (the “Assumed Liabilities”) and no others; the parties expressly agreeing, for avoidance of doubt, that the Purchaser shall not assume either any of the Excluded Liabilities or any obligations or liabilities of the Vendor other than those expressly set forth below, and the Vendor will retain sole responsibility for all obligations or liabilities of the Vendor other than those expressly set forth below:

(a)                                  the liabilities and obligations of the Vendor that arise from and after the Closing Date under Assumed Contracts;

(b)                                 the accounts payable (“Accounts Payable”) and Accrued Liabilities as set forth in a disclosure document to be delivered by the Vendor to the Purchaser as of the Closing Date, other than Excluded Liabilities; and

(c)                                  liability for warranties and warranty certificates for all equipment sold by the Vendor prior to the Closing Date; provided that with respect to such warranties and warranty certificates, if any, which are not specified on Schedule 3.5(d) (“Non-Scheduled Warranties”) the following shall apply: (i) the Purchaser shall be liable for the first $10,000 of the costs of honoring such Non-Scheduled Warranties under this Agreement and under the Edison Norvik APA (determined on an aggregate basis between the two agreements); and (ii) the Vendor shall indemnify the purchaser of shares of the Purchaser for all costs incurred by the Purchaser for such Non-Scheduled Warranties, under the applicable Share Purchase Agreement.

The Purchaser further agrees that with respect to warranty obligations and associated product warranty certificates and related liabilities of the Business that are assumed by the Purchaser hereunder, the Purchaser shall treat such warranties in the same manner and with the same priority as would be given warranty claims for the Purchaser’s equipment sold after the Closing Date, and as a priority of inventory of the purchased business over product demand.

3.3          Excluded Liabilities

Without in any way limiting Section 3.2, the Purchaser shall not assume, pay, satisfy, discharge, perform or fulfil and the Vendor shall be solely responsible for the following liabilities and obligations (collectively, the “Excluded Liabilities”):

(a)                                  all liabilities relating to the Excluded Assets;

(b)                                 liabilities for any claims related to products distributed or other activities undertaken by the Vendor prior to the Closing, to the extent that they involve claims other than those arising under the Vendor’s or Edison Source’s express product warranty obligations and associated product warranty certificates;

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(c)                                  dividends and indebtedness owed to any affiliate of the Vendor; and

(d)                                 Taxes attributable or relating to periods, or portions of periods, ending on or before the Closing Date.

3.4          Allocation of Consideration

The consideration hereunder in favour of the Vendor for the contribution of the Contributed Assets shall be allocated among the Contributed Assets as the Vendor and the Purchaser shall agree.  The Purchaser and the Vendor agree to report the purchase and sale of the Contributed Assets for all tax purposes in a manner consistent with such allocation.

3.5          Transfer Taxes

The Purchaser shall be liable for and shall pay all federal, state and other sales taxes and all other taxes, duties, fees or other like charges of any jurisdiction payable in connection with the contribution of the Contributed Assets.  For greater certainty, the Vendor shall be responsible for all income taxes payable by the Vendor as a result of the transactions contemplated herein.

3.6          Further Assurances

From time to time subsequent to the Closing Date, each party covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

3.7          Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. Execution may be made by facsimile signature which, for all purposes, shall be deemed to be an original.

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IN WITNESS WHEREOF this Agreement has been executed by the parties.

G.H.V. REFRIGERATION, INC.

Per:
Name:
Title:

Per:
Name:
Title:
I/We have the authority to bind the corporation

EDISON SOURCE

Per:
Name:
Title:

Per:
Name:
Title:
I/We have the authority to bind the corporation

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